Exhibit 10.11

CHANGE in CONTROL Continuity AGREEMENT

CHANGE IN CONTROL CONTINUITY AGREEMENT, dated as of the  22nd  day of   September, 2016 (this “Agreement”), by and between Sun Bancorp, Inc., a New Jersey corporation (the “Company”), and Anthony J. Morris (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company and Sun National Bank, a wholly owned subsidiary of the Company (the “Bank”), as applicable, will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (defined below).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company and the Bank, as applicable, in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company and the Affiliated Entities (defined below) to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.Certain Definitions.

(a)“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

(b)“Change in Control” means:

(1)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(b)(1), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliated Entity, or (iv) any acquisition by any entity pursuant to a transaction that complies with Sections 1(b)(3)(A), 1(b)(3)(B) and 1(b)(3)(C); or

(2)A change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 1(b)(2), any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(3)The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent body or committee), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)“Change in Control Period” means the period commencing on the date of this Agreement and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of

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such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.

(d)“Effective Date” means the first date during the Change in Control Period on which a Change in Control occurs.  Notwithstanding anything in this Agreement to the contrary, if (1) the Executive’s employment with the Company and/or an Affiliated Entity (as defined herein), is terminated, (2) the Date of Termination is prior to the date on which a Change in Control occurs, and (3) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to such Date of Termination.

Section 2.Employment Period.  The Company and/or the Bank, as applicable, hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”).  The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3.Terms of Employment.

(a)Position and Duties.

(1)During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office, and (C) the Executive shall not be required to travel for business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date.

(2)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and the Affiliated Entities and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and/or its

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Affiliated Entities in accordance with this Agreement.  It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company and its Affiliated Entities.

(b)Compensation.

(1)Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and or the applicable Affiliated Entity in respect of the one-year period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company or the applicable Affiliated Entity pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2)Annual Incentive.  In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, annual incentive compensation in cash (the “Annual Incentive Award”) at least equal to the higher of (A) the Executive’s target annual incentive award under the Company’s Management Committee and Shared Services Incentive Compensation Plan, or any comparable plan in which the Executive is eligible to participate, or any predecessor or successor plan thereto (the “Annual Incentive Plan”), for the fiscal year in which the Effective Date occurs as in effect immediately prior to the Effective Date (or if no target has been established, the target annual incentive award in effect for the most recently completed fiscal year prior to the Effective Date, (the “Target Annual Incentive Award”), and (B) the average of the annual incentive awards earned under the Annual Incentive Plan for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such an award, and annualized in the case of any pro rata award earned for a partial fiscal year), in each case, including any award or portion thereof that has been earned but deferred or paid in the form of Company common stock or equity awards, plus any additional discretionary annual incentive compensation awarded for a fiscal year of the Company and the Affiliated Entities at the time annual incentive awards are determined (such amount, the “Recent Annual Incentive Award”).  Each such Annual Incentive Award shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Incentive Award is awarded, unless the Executive shall elect to defer the receipt of such Annual Incentive Award pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

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(3)Long-Term Cash and Equity Incentives, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Entities, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Entities for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Entities.

(4)Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Entities (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Entities, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Entities.

(5)Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Entities in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Entities.

(6)Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Entities in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Entities.

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(7)Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Entities at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Entities.

(8)Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Entities as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Entities.

Section 4.Termination of Employment.

(a)Death or Disability.  The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period.  If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period (pursuant to the definition of Disability), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company and/or the Affiliated Entities shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  “Disability” means the absence of the Executive from the Executive’s duties with the Company or the Affiliated Entities on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b)Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  “Cause” means:

(1)the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Entity (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason (as defined below)), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, after the Executive is given a reasonable opportunity to cure such alleged failure and the Executive fails to cure, or

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(2)the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or the Affiliated Entities.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Entities and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or the Affiliated Entities.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Sections 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

(c)Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason.  “Good Reason” means actions taken by the Company or an Affiliated Entity resulting in a material negative change in the employment relationship.  For these purposes, a “material negative change in the employment relationship” shall include, without limitation:

(1)the assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a)(1)(A), or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Executive retains authority;

(2)a material diminution in the authorities, duties or responsibilities of the person to whom the Executive is required to report, including a requirement that the Executive report to an officer or employee instead of reporting directly to the Applicable Board;

(3)(A) a reduction in the Executive’s Annual Base Salary, or (B) a material reduction (with a reduction to be deemed to be material if it is 10% or greater) of any element of the compensation and benefits required to be provided to the Executive in accordance with any of the provisions of Sections 3(b)(2), 3(b)(3), 3(b)(4), 3(b)(5), 3(b)(6), 3(b)(7) or 3(b)(8);

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(4)the Company or an Affiliated Entity requiring the Executive (A) to be based at any office or location other than as provided in Section 3(a)(1)(B) resulting in a material increase in the Executive’s commute to and from the Executive’s primary residence (for this purpose an increase in the Executive’s commute by 30 miles or more shall be deemed material), or (B) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date; or

(5)any other action or inaction that constitutes a material breach by the Company or an Affiliated Entity of this Agreement, including any failure by the Company to comply with and satisfy Section 10(c).

To invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (5) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company or the Affiliated Entity shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  If the Company or the Affiliated Entity fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 150 days following such Cure Period for such termination as a result of such condition to constitute a termination for Good Reason.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d)Notice of Termination.  Any termination of employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e)Date of Termination.  “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, which Date of Termination shall be not more than 30 days after the later of the delivery of the Notice of Termination and the expiration of the cure period,

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if any, and, in the case of a  resignation by the Executive for Good Reason, shall not be earlier than the expiration of the Cure Period, unless the Company has notified the Executive that it is not going to cure, (2) if the Executive’s employment is terminated by the Company other than for Cause or by reason of death or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 5.Obligations of the Company upon Termination.

(a)By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:

(1)the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(A)the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(5) but have not been reimbursed as of the Date of Termination; (iii) the Executive’s Annual Incentive Award for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; and (iv) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii) and (iv) above, the “Accrued Obligations”); provided that, notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or Annual Incentive Award described in clauses (i) or (iii) above, then for all purposes of this Section 5 (including, without limitation, Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clauses (i) or (iii), and such portion shall not be considered as part of the Accrued Obligations but shall instead be an Other Benefit (as defined in Section 6 below);

(B)an amount equal to the product of (i) the Target Annual Incentive Award, and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Incentive Award”); provided that, notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Incentive Award for the fiscal year of the Date of Termination, then for all purposes of this Section 5 (including, without limitation, Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable

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arrangement shall apply to the same portion of the Pro Rata Incentive Amount and such portion shall be considered an Other Benefit;

(C)the amount equal to the product of (i) Three (3) and (ii) the sum of (x) the Executive’s Annual Base Salary, and (y) the higher of (I) the Recent Annual Incentive Award, and (II) the Annual Incentive Award paid or payable, including any bonus or portion thereof that has been earned but deferred or paid in the form of Company common stock or equity awards (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the Highest Annual Incentive Award”);

(D)an amount equal to Company or an Affiliated Entity’s, as applicable, contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or an Affiliated Entity, in which the Executive participates as of immediately prior to the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date) (collectively, the “Savings Plans”) that the Executive would receive if the Executive’s employment continued for the Three (3) year period following the Date of Termination (the “Benefits Period”), assuming for this purpose that (i) the Executive is fully vested in the right to receive employer contributions under such plans; (ii) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and the Highest Annual Incentive Award, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (iii) the Executive received an Annual Incentive Award with respect to the year in which the Date of Termination occurs equal to the Pro Rata Incentive Award, only if a contribution in respect of the compensation described in this clause (iii) has not already been credited to the Executive under the Savings Plans; (iv) the amount of any such employer contributions is equal to the maximum amount that could be provided under the terms of the applicable Savings Plans for the year in which the Date of Termination occurs (or, if more favorable to the Executive, or in the event that as of the Date of Termination the amount of any such contributions for such year is not determinable, the amount of contribution that could be provided under the Savings Plans for the plan year ending immediately prior to the Effective Date) for a participant whose compensation is as provided in clauses (ii) and (iii) above; and (v) to the extent that the employer contributions are determined based on the contributions or deferrals of the Executive, disregarding the Executive’s actual contributions or deferral elections as of the Date of Termination and assuming that the Executive had elected to participate in the Savings Plans and to defer that percentage of Annual Base Salary and/or Annual Incentive Award under the Savings Plans that would result in the maximum possible employer contribution; and

(E)the amount equal to the product of (i) the sum of (x) 125% of the monthly premiums for coverage under the Company’s or an Affiliated

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Entity’s health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for the Executive and his or her spouse and dependents as of immediately prior to the Date of Termination, and (y) 125% of the monthly premium for coverage (based on the rate paid by the Company or an Affiliated Entity for active employees) under the Company’s or an Affiliated Entity’s life insurance plans, in each case, based on the plans and at the levels of participation in which the Executive participates as of immediately prior to the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date), and (ii) the number of months in the Benefits Period; and

(2)except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits in accordance with the terms of the underlying plans or agreements; and

(3)any outstanding and unvested equity compensation awards held by the Executive, shall immediately vest in full and become nonforfeitable and free of all restrictions upon the Date of Termination, with any such awards that are subject to the achievement of performance conditions to be earned at the level specified in the award agreement (or, if more favorable, as set forth in the applicable transaction agreement) and any such awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code to be settled in accordance with the terms of the applicable award agreement.

(b)Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall timely pay or provide the Executive’s estate or beneficiaries with the Accrued Obligations, the Pro Rata Incentive Award and the Other Benefits, at the time or times specified in Section 5(a)(1) and subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Entities to the estates and beneficiaries of peer executives of the Company and the Affiliated Entities under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Entities and their beneficiaries.

(c)Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall timely pay or provide the Executive with the Accrued Obligations, the Pro Rata Incentive Award and the Other Benefits, at the time or times specified in Section 5(a)(1) and subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement.  With respect to the provision of the Other Benefits, the term “Other Benefits”

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as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Entities to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Entities and their families.

(d)Cause; Other Than for Good Reason.  If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall timely pay or provide to the Executive the Accrued Obligations and the Other Benefits, at the time or times specified in Section 5(a)(1) and subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement.  If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall timely pay or provide to the Executive the Accrued Obligations and the Other Benefits, at the time or times specified in Section 5(a)(1) and subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement.

Section 6.Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Entities and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Entities.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Entities at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Entities, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7.Full Settlement; Legal Fees.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or an Affiliated Entity may have against the Executive or others.  In no

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event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Change in Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, an Affiliated Entity, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the entitlement to or amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for under Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred; provided, however, that if the Executive does not prevail on at least one material issue  in connection with such contest, the Executive must repay all legal fees and expenses paid by the Company pursuant to this sentence in connection with such contest.

Section 8.Certain Reductions in Payments.

(a)Anything in the Agreement to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  For purposes of all present-value determinations required to be made under this Section 8, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.

(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company, the Affiliated Entities and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Agreement Payments that are parachute payments in the following order:  (1) cash payments under Section 5(a)(1) that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (2) cash payments under Section 5(a)(1) that do constitute deferred compensation, in each case, beginning with the payments or benefits that are to be paid or provided the farthest in time from the Date of Termination or if later, the Accounting Firm’s determination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

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(c)To the extent requested by the Executive, the Company and the Affiliated Entities shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(d)The following terms shall have the following meanings for purposes of this Section 8:

(1)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(2)“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(3)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.

(4)“Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e)The provisions of this Section 8 shall survive the expiration of the Agreement.

Section 9.Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Entities, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive

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during the Executive’s employment by the Company or the Affiliated Entities and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company or the Affiliated Entities, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 10.Successors.

(a)This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and the Affiliated Entities and their respective successors and assigns.  Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Affiliated Entities would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

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Sun Bancorp, Inc.
Attn:  Corporate Secretary
350 Fellowship Road
Suite 101
Mt. Laurel, NJ  08054

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company and/or an Affiliated Entity is “at will” and, subject to Section 1(a), the Executive’s employment may be terminated by either the Executive or the Company (with effect at the applicable Affiliated Entity) at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.

(g)From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.  From and after the Effective Date, the obligations of the Executive under Section 9 shall be the exclusive restrictive covenant to which the Executive is bound and any other restrictive covenants, including noncompetition and non-solicitation restrictions, set forth in any agreement between the Executive and the Company or the Affiliated Entities, including any equity award agreement, shall be void and of no force and effect.

Section 12.Section 409A of the Code.

(a)General.  The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or

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another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, that (1) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (2) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (3) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (4) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the date first written above).

(c)Delay of Payments.  Notwithstanding anything herein to the contrary, if any amounts payable or benefits to be provided to the Executive under Section 5 constitute deferred compensation within the meaning of Section 409A of the Code (including by reason of the separation pay and benefits under this Agreement being aggregated with the separation pay and benefits under another arrangement to which the Executive and the Company or an Affiliated Entity are a party or in which the Executive is an eligible participant), (1) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Date of Termination on account of the Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which the Executive’s separation from service occurs), on the first business day of the seventh month following the Executive’s “separation from service” within the meaning of Section 409A of the Code; (2) if the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death; and (3) in no event shall the date of termination of Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained

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herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

Section 13.Survivorship.  Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

SUN BANCORP, INC.

/s/ Thomas M. O’Brien

Thomas M. O’Brien
President & CEO

/s/ Patricia M. Schaubeck
Patricia M. Schaubeck

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